ACCOUNTANTS + ADVISORS

www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • PHONE 908-231-1000 • FAX 908-231-6894
111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • PHONE 973-763-6363 • FAX 973-763-4430

June 17, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Focus Gold Corporation

We have read the statements that we understand Focus Gold Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Respectively,

Rosenberg Rich Baker Berman & Company